Exhibit 10.3

DATED 21 FEBRUARY 2021

(1) STARTEK, INC.

- and -

(2) CSP MANAGEMENT LIMITED

CALL OPTION AGREEMENT

CONTENTS

1.	INTERPRETATION	1

2.	GRANT OF THE OPTION	2

3.	OPTION PERIOD	2

4.	EXERCISE	3

5.	CONSIDERATION	3

6.	COMPLETION	5

7.	WARRANTIES	5

8.	DETERMINATION BY AN EXPERT	6

9.	CONFIDENTIALITY AND ANNOUNCEMENTS	6

10.	FURTHER ASSURANCE	7

11.	TRANSFER AND ASSIGNMENT	7

12.	ENTIRE AGREEMENT	7

13.	VARIATION AND WAIVER	7

14.	COSTS	8

15.	NOTICES	8

16.	SEVERANCE	8

17.	THIRD PARTY RIGHTS	8

18.	COUNTERPARTS	9

19.	LANGUAGE	9

20.	GOVERNING LAW AND JURISDICTION	9

THIS AGREEMENT is made on February 21, 2021

BETWEEN:

(1)

STARTEK, INC. incorporated and registered in Delaware corporation whose registered office is at 6200 South Syracuse Way, Suite 485 Greenwood Village Colorado 80111 (or any of its subsidiaries designated by Staretek Inc., “Buyer”); and

(2)

CSP MANAGEMENT LIMITED, a management company incorporated and registered in the Cayman Islands with company number 306204 whose registered office is at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (“Seller”).

BACKGROUND:

A	The Seller is the direct, legal and beneficial owner of the entire equity interest in CSP CSS GP Limited (“CSP CSS GP”) which is the general partner of CSS Corp LP (“CSS Corp LP”).

B

The Seller is the legal and beneficial owner of the entire equity interest in CSP EAF Fund GP Limited (“CSP EAF Fund GP”) which is the general partner of CSP EAF Fund LP (“CSP EAF Fund LP”), an exempted limited partnership acting through its general partner, CSP EAF Fund GP, with registration number 371356 whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

C

CSS Corp LP is the direct, legal and beneficial owner of 57.1% of the total equity interest in Drive Investment Limited, a private limited company incorporated and registered in the Cayman Islands with company number CB-370511 whose registered office is at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1- 9010, Cayman Islands] (“Drive Investment”), whereby Drive Investment is the direct, legal and beneficial owner of the entire limited partnership interest in CSP EAF Fund LP.

D

CSP EAF Fund LP is the direct, legal and beneficial owner of 82.4% of the total equity interest in Drive Holdings ParentCo Ltd., a private limited company incorporated and registered in the Cayman Islands with company number CB-370049 whose registered office is at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1- 9010, Cayman Islands (“ParentCo”)

E

As of the same date of this agreement, the Buyer entered into a call option agreement with CSP EAF Fund LP in relation to the call option over the Securities of the ParentCo or its subdiaries (“CSP Fund Option Agreement”), which are directly or indirectly, legally and beneficially owned by CSP EAF Fund LP.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

IT IS AGREED:

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation in this clause 1 apply in this agreement:

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City or Singapore are authorized or required by law to close;

“Completion” means the completion of the exercise of the Option as described in clause 6;

“Consideration” means the aggregate purchase price in connection with the exercise of the Option payable by the Buyer on Completion calculated in accordance with clause 5;

“Exercise Notice” means the written notice given by the Buyer in accordance with clause 4.1;

“Group” means the Seller, CSP CSS GP, CSS Corp LP, CSP EAF Fund GP, CSP EAF Fund LP, Drive Investment and its subsidiaries for the time being, including the ParentCo, the MidCo and the BidCo;

“Option” means the option granted in favour of the Buyer by the Seller in accordance with clause 2;

“Option Period” means the time during which the Buyer may exercise the Option, as set out in clause 3;

“Option Securities” means: (i) all Securities of Drive Investment, indirectly and beneficially owned by the Seller, through CSS Corp LP and (ii) all Securities of CSP EAF Fund GP, directly and beneficially owned by the Seller;

“Securities” means, in relation to a person, all classes and series of the ordinary shares of such person, all other classes and series of the preferred shares of such person, all other classes and series of share capital of such person and all other equity securities in such person or the grant of any option or right to subscribe for any shares or other equity securities in such person, in each case whether now existing or hereafter created, authorized or issued, each in the capital of such person;

“Surviving Clauses” means clauses 1 (Interpretation), 9 (Confidentiality and Announcements), 11 (Transfer and Assignment), 12 (Entire agreement), 13 (Variation and Waiver), 14 (Costs), 15 (Notices), 16 (Severance), 17 (Third Party Rights), 18 (Counterparts), 19 (Language) and 20 (Governing Law and Jurisdiction);

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	Except as otherwise specified in this agreement, references to clauses are to the clauses of this agreement.

1.4	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the schedules.

1.5	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	A reference to a “party” shall include that party’s successors and permitted assigns.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.10	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.11	A reference to “writing” or “written” includes any method of representing or reproducing words in a legible form.

1.12

Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.13	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	GRANT OF THE OPTION

2.1

The Seller grants to the Buyer an option to purchase all (but not some) of the Option Securities, on the terms set out in this agreement. The Option Securities shall be sold with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the date of Completion.

2.2

The Buyer shall pay to the Seller US$5,000,000 in consideration of (i) the Seller granting the Buyer the Option hereunder, (ii) the Seller procuring CSP EAF Fund LP to enter into the CSP Fund Option Agreement and granting the Buyer the options described thereunder, and (iii) the Seller arranging the refinancing of the Buyer's senior loan facility and (iv) the Seller arranging the senior debt, mezzanine debt and equity investment into ParentCo. (v) significant business synergies from a cost, a go to market strategy and the access to a suite of digital transformation tools that the Buyer expects a controlling stake in Drive Investment and indirectly in CSS Corp (Mauritius) will provide. The Seller shall cause such proceeds to be used by CSP Investment LP Limited, through CSS Corp LP, to acquire its equity interest in Drive Investment

3.	OPTION PERIOD

3.1	The Option may only be exercised:

(a)	on or after 19 August, 2022 (“Commencement Date”); and

(b)	no later than 5.00pm (Eastern Time) on 19 April, 2023 (“Expiration Date”), and if the Option is not exercised on or before the Expiration Date, it shall lapse.

For the purposes of this clause 3.1, the date of exercise of the Option is the date on which the Buyer serves the Exercise Notice on the Seller and not the date on which the Seller is deemed to receive the Exercise Notice in accordance with clause 15.2.

3.2	Any attempt by Buyer to exercise the Option prior to the Commencement Date or after the Expiration Date, shall be null and void and of no force or effect.

3.3	If the Option is not exercised on or before the Expiration Date:

(a)	this agreement shall terminate automatically and the Option shall be null and void and of no further force or effect without any further action by the parties; and

(b)

save for the Surviving Clauses, each party shall have no further rights or obligations against each other under this agreement. Each party’s continuing rights, obligations and liabilities under the Surviving Clauses shall survive termination.

4.	EXERCISE

4.1	The Option shall be exercised only by the Buyer giving the Seller an Exercise Notice in accordance with clause 15 which shall include:

(a)	the date on which the Exercise Notice is given;

(b)	a statement to the effect that the Buyer is exercising the Option;

(c)	the number of Option Securities the Buyer is proposing to purchase;

(d)	a date, which falls between 19 February 2023 and 19 June 2023, on which Completion is to take place; and

(e)	a signature by or on behalf of the Buyer.

4.2	Once given, an Exercise Notice may not be revoked without the written consent of the Seller.

4.3

All dividends and other distributions resolved or declared to be paid or made by Drive Investment and/or CSP EAF Fund (as the case may be) for the Option Securities by reference to a record date which falls on or before Completion shall belong to and be payable to the Seller.

5.	CONSIDERATION

5.1

The Consideration payable by the Buyer to the Seller in connection with the exercise of the Option shall be paid in cash (in US Dollars), at an amount equal to (i) the amount calculated pursuant to Clause 5.1 of the CSP Fund Option Agreement, assuming the purchase of all of the Option Securities and Investor Securities (each as defined thereunder), minus (ii) the amount required for ParentCo to fulfil its obligations. Concurrent with the closing of the Option, and

(iii) as adjusted for the number of Option Securities being purchased. Concurrent with the Completion, the Buyer procure ParentCo to fulfil all its obligations as a result of the purchase of the Option Securities by the Buyer.

5.2

The Buyer’s obligation to make the payments provided for in this agreement shall not be affected by any circumstances, including, without limitation, any set-off, withholdings, counterclaim, recoupment, defence or other right which the Buyer may have against the Seller or others. All payments by the Buyer under this agreement shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Buyer is required by law to make payment subject to any Tax. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made or Tax accounted for, from or in respect of any amounts payable or paid by the Buyer under this agreement, the Buyer shall pay such additional amounts, as may be necessary to ensure that the Seller or such other person as the Seller may direct receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

6.	COMPLETION

6.1	Completion shall take place at the then registered address of the Seller on the date specified in the Exercise Notice or such later date as the parties may agree.

6.2

At Completion, the Buyer shall pay or procure the payment of the Consideration to the Seller or to such other person as the Seller may direct by wire transfer of immediately available funds to the bank account as to be designated and in accordance with instructions given by the Seller in writing prior to Completion.

6.3	The Seller shall deliver, cause CSS Corp LP (through its control over CSP CSS GP) to deliver and procure the delivery to the Buyer at Completion:

(a)	Securities transfer forms for the Option Securities duly completed in favour of the Buyer (or such persons as the Buyer may direct); and

(b)	Securities certificates for the Option Securities.

6.4

The parties shall execute and shall procure that their relevant parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, in order to transfer the valid ownership of the Option Securities to the Buyer (or such persons as the Buyer may direct), and cause the Buyer (or such persons as the Buyer may direct) to be the registered owner of the Option Securities.

6.5	Upon Completion, each of the parties shall use its reasonable endeavours to ensure the registration of the Buyer (or as it directs) as the holder of the Option Securities.

7.	WARRANTIES

7.1	Each party warrants to each other party as at the date of this agreement and upon Completion that:

(a)	it is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

(b)	it has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement;

(c)	this agreement constitutes legal, valid and binding obligations on it and will be enforceable in accordance with its terms;

(d)	the entry into and performance of its obligations under this agreement will not:

(i)	conflict with or breach any provision of its constitutional documents;

(ii)	breach any agreement or instrument to which it is a party or by which it is bound;

(iii)	conflict with or breach any applicable law or any requirement of any authority to which it is subject or submits; or

(iv)	require the consent, approval or authorisation of any authority.

7.2	The Seller represents and warrants to the Buyer that, by itself and through its direct and indirect control over CSP EAF Fund GP, CSP CSS GP, CSS Corp LP and Drive Investment, respectively:

(a)	it has full power and authority to grant the Option on the terms and conditions of this agreement;

(b)	it is, and will remain during the Option Period, the indirect and beneficial owner of the relevant Option Securities, subject only to the Option; and

(c)

the Option Securities represent all Securities directly held by the Seller in CSP EAF Fund GP and all Securities indirectly held by the Seller in Drive Investment (through CSP CSS GP and CSS Corp LP, respectively) issued or agreed to be issued.

8.	DETERMINATION BY AN EXPERT

8.1

Clauses 1 (Interpretation) (to the extent applicable) and 9 (Determination By An Expert) of the CSP Fund Option Agreement are incorporated herein by reference, mutatis mutandis. With respect to the provisions of the CSP Fund Option Agreement incorporated in this clause 8 by reference, for the purposes hereof: (i) all references therein to the “parties” shall be deemed to refer to the parties under this agreement; and (ii) all references therein to the “Consideration” shall be deemed to refer to the Consideration under this agreement.

9.	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)

no party shall at any time disclose to any person (other than to its professional advisers) the existence of, or terms of this agreement or any trade secret or other confidential information relating to the Group (or relating to the other party), or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b)

except with the prior written consent of the other party (such approval not to be unreasonably withheld or delayed), no party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement.

9.2

The undertakings in clause 9.1 are given by each party to each other party and apply to actions carried out by each party in any capacity and whether directly or indirectly, on the party’s own behalf, on behalf of any other person or jointly with any other person.

9.3

The Seller undertakes to the Buyer, and the Buyer undertakes to the Seller, to keep confidential the existence of this agreement and, in the case of the Buyer, all information which it has acquired about the Group, and to use the information only for the purposes contemplated by this agreement.

9.4	Either party may disclose any information that it is otherwise required to keep confidential under this clause 9:

(a)

to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this agreement, or to facilitate the exercise of the Option, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of the other party; or

(c)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, tax authority or securities exchange,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

9.5

No announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement) shall be made prior to Completion by or on behalf of the Seller or the Buyer without the approval of the other (such approval not to be unreasonably withheld or delayed).

10.	FURTHER ASSURANCE

At its own expense, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other party may reasonably require for the purpose of giving full effect to this agreement.

11.	TRANSFER AND ASSIGNMENT

11.1

Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

11.2	Each person confirms that it is acting on its own behalf and not for the benefit of any other person.

12.	ENTIRE AGREEMENT

12.1

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

12.2

Each party acknowledges that in entering into this agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement (or those documents).

12.3	Nothing in this clause 12 shall limit or exclude any liability for fraud.

13.	VARIATION AND WAIVER

13.1	No variation of this agreement shall be effective unless it is in writing and signed by or on behalf of each party (or their authorised representatives).

13.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

13.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

14.	COSTS

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this agreement (and any documents referred to in it).

15.	NOTICES

15.1

All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

15.2

All communications shall be sent to the respective parties at their addresses as set forth in this agreement, or in any case to such email address or address as subsequently modified by written notice given in accordance with clause 15.1.

15.3	This clause 15 does not apply to the service of any proceedings or other documents in any legal action.

16.	SEVERANCE

16.1

If any provision of this agreement or part-provision of this agreement is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

16.2

If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

17.	THIRD PARTY RIGHTS

Except as provided elsewhere in this agreement, the parties do not confer any rights or remedies upon any person other than the parties to this agreement and their respective successors and permitted assigns.

18.	COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

20.	GOVERNING LAW AND JURISDICTION

20.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of laws principles thereof.

20.2

Any dispute, controversy, difference or claim arising out of, relating to or having any connection with this agreement, including the existence, validity, interpretation, performance, breach or termination of the agreement or the consequences of its nullity, or any dispute regarding non-contractual obligations arising out of, relating to or having any connection with it (“Dispute”), shall be referred to and finally resolved by arbitration in accordance with the rules of the American Arbitration Association (“Rules”) when a notice in writing is provided by the claimant party to the respondent party. The Rules, to the maximum extent permissible, are incorporated by reference into this clause 20.2 and capitalized terms used in this clause 20.2 which are not otherwise defined in this agreement have the meaning given to them in the Rules. The language of the arbitration shall be English. The seat of arbitration shall be in New York City, New York, United States. The number of arbitrators shall be one. The award by the arbitral tribunal shall be final and binding upon the parties and neither party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the arbitral award. Service of any notice of arbitration made pursuant to this clause 20.2 shall be made in accordance with the Rules at the address given for the sending of notices under this agreement. Judgment upon any award entered through arbitration may be entered in any court having jurisdiction or application may be made to any such court for judicial acceptance of the award and an order of enforcement, as the case may be. Each of the parties hereby expressly waives any claim of immunity from jurisdiction or enforcement of the judgment it might have on grounds of sovereign immunity or otherwise.

IN WITNESS this document has been executed and delivered on the date first stated above.

Signed by RAMESH KAMATH for and on behalf of STARTEK, INC.:	) )	Signature

		Name (block capitals)	RAMESH KAMATH

Signed by BHARAT RAO for and on behalf of CSP MANAGEMENT LIMITED:	) ) )	Signature

		Name (block capitals)	BHARAT RAO
Director